EXHIBIT 5.1

THE PNC FINANCIAL SERVICES GROUP, INC.

249 FIFTH AVENUE

PITTSBURGH, PENNSYLVANIA 15222-2707

August 22, 2006

The PNC Financial Services Group, Inc.

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

I am Senior Counsel and Corporate Secretary to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), and, in that capacity, have acted as counsel for the Company in connection with the preparation and filing by the Company of the Registration Statement on Form S-3 (the “Registration Statement”) relating to up to 2,000,000 shares of the Company’s common stock, par value $5.00 per share (the “Common Stock”), together with any associated Preferred Stock Purchase Rights, to be newly issued or sold from its treasury to participants in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In rendering this opinion, I have reviewed such corporate records and other documents relating to the Company and certificates of public officials and officers of the Company, have consulted with other attorneys for the Company, and have satisfied myself as to such other matters that I have deemed necessary under the circumstances as a basis for the opinions hereinafter expressed. In making such examination and rendering the opinion set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; (iii) the conformity to originals of all documents submitted to me as certified, telecopied, photostated or reproduced copies and the authenticity of all originals of such documents; (iv) the accuracy, completeness and authenticity of certificates of public officials; and (v) the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

I am a member of the Bar of the Commonwealth of Pennsylvania and I express no opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the Federal laws of the United States of America. This opinion letter is rendered and effective only as of the date hereof and its applicability at future dates is conditioned upon the non-occurrence of any event that would affect the validity of the issuance of Common Stock under the Plan. With respect to any Common Stock held as treasury shares that may be sold under the Plan, this opinion letter is also subject to the condition that such shares had been validly issued before they were reacquired by the Company and became treasury shares. This opinion letter is based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted to apply to the matters addressed herein, and I can give no assurances that the opinions expressed herein would not be different after any change in any of the foregoing occurring after the date of this letter. No expansion of my opinions may be made by implication or otherwise, and I express no opinion other than as expressly set forth herein. I do not undertake to advise you of any matter within the scope of this opinion letter that comes to may attention after the date of this letter, and I disclaim any responsibility to advise you of future changes in law or fact, or amendments or modifications of the Plan, that may affect the opinions expressed herein.

Based on and subject to the foregoing, I am of the opinion that, when the Registration Statement has become effective in accordance with applicable law, the 2,000,000 shares of Common Stock to be registered, when issued or sold pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorney who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ George P. Long, III, Esq.
George P. Long, III, Esq.